VIE de FRANCE CORPORATION
                              85 South Bragg Street
                           Alexandria, Virginia 22312
                                 (703) 750-9600


TO THE STOCKHOLDERS:

     Notice is hereby given that the Annual Meeting of Stockholders of Vie de France Corporation (the "Company") will be held at the MGM Grand Hotel, 3799 Las Vegas Boulevard South, Las Vegas, Nevada 89109 on Thursday, October 30, 1997, at 1:00 p.m. for the following purposes:

     1. To elect seven directors to hold office for one year and until their successors are elected and qualify;

     2. To consider and act upon the proposal to amend the Company's 1992 Stock Option Plan to increase to 1,753,000 the number of shares which may be issued pursuant to the Plan;

     3. To consider and act upon a proposal to change the name of the Company to Cuisine Solutions, Inc.;

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only the stockholders of record at the close of business on September 26, 1997 will be entitled to vote at the meeting.

       All stockholders are requested to be present in person or by proxy. For the convenience of those stockholders who do not expect to attend the meeting in person and desire to have their stock voted, a form of proxy and an envelope for which no postage is required, are enclosed. Any proxy may be revoked at any time prior to its exercise by filing with the Secretary of the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

       Please complete, sign, date and mail promptly the accompanying proxy card in the return envelope furnished for that purpose, whether or not you plan to attend the meeting. Your cooperation is appreciated since a majority of the Common Stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

By Order of the Board of Directors




Jean-Louis Vilgrain
Chairman of the Board


Alexandria, Virginia
September 27, 1997

                            VIE de FRANCE CORPORATION
                              85 South Bragg Street
                           Alexandria, Virginia 22312

                                 PROXY STATEMENT

     This Proxy Statement is furnished to stockholders of Vie de France Corporation in connection with the Annual Meeting of Stockholders to be held October 30, 1997. This Proxy Statement, the notice to stockholders, and the proxies are being mailed to stockholders on or about September 30, 1997.

                             SOLICITATION OF PROXIES

     Proxies in the form enclosed are solicited by and on behalf of the Board of Directors of the Company. The individuals named as proxies are Mr. Jean-Louis Vilgrain and Mr. Stanislas Vilgrain. Proxies may be solicited by use of the mails, by personal interview, or by telephone and may be solicited by officers and directors, and by the other employees of the Company. All costs of solicitation of proxies will be borne by the Company.

     All shares represented by proxies received will be voted in accordance with instructions contained therein. In the absence of voting instructions, the shares will be voted for the nominees listed herein. Any proxy may be revoked at any time prior to its exercise by filing with the Secretary of the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     At the close of business on August 29, 1997, there were 13,822,543 shares of Common Stock outstanding, which represent all of the voting securities of the Company. Each share of Common Stock is entitled to one vote. Stockholders do not have cumulative voting rights in the election of directors. Only stockholders of record at the close of business on September 26, 1997 will be entitled to vote at the meeting. Abstention from voting will be counted neither for nor against the election of any nominee for director.

     The following table sets forth, as of August 29, 1997, certain information as to the number of shares of Common Stock of the Company beneficially owned by each person who is known by the Company to own beneficially more than 5% of its outstanding Common Stock based upon reports on schedule 13D filed with the Securities and Exchange Commission or other reliable information.

                                                                  TITLE                    NUMBER           PERCENT
NAME AND ADDRESS                                                 OF CLASS                 OF SHARES         OF CLASS
----------------                                                 --------                 ---------         --------
Food Research Corporation                                      Common Stock               7,181,588           52.0%
85 South Bragg Street, Suite 600
Alexandria, Virginia 22312

Gruber McBaine Capital Management                              Common Stock               1,590,857           11.5%
50 Osgood Place
San Francisco, California  94133

     The following table sets forth as of August 29, 1997 the beneficial ownership of each director, nominee for director, each named executive officer, and the directors and executive officers as a group.

NAME                                                                                       OF SHARES     OF CLASS
----                                                                                       ---------     --------
Jean-Louis Vilgrain..........................................................                  (1)
Alexandre Vilgrain...........................................................                  (1)
Stanislas Vilgrain (2).......................................................              195,000 (1)     1.4%
Carl Youngman (2)............................................................               32,000           *
Michael C. McCloud (2).......................................................               39,300           *
Leara Dory (2)...............................................................               15,345           *
Arthur Stouffs (2)...........................................................               40,750           *
Directors, nominees and officers
  as a group (11 persons)(1)(2)..............................................            7,503,983         54.3%

*    Less than one percent

(1) Jean-Louis Vilgrain, Chairman of the Company, is Chairman and President of Food Research Corporation ("FRC"). FRC is owned 77% by Secria Europe, S.A. ("Secria Europe") and 23% by the estate of Mrs. Odette Vilgrain, the mother of Jean-Louis Vilgrain. Jean-Louis Vilgrain, who is also a director of Secria Europe, the capital of which is held in equal amounts by the five children of Jean-Louis Vilgrain, including Stanislas Vilgrain, an officer and director of the Company, and Alexandre Vilgrain a director of the Company.

     As a result of his directorship in Secria Europe and his position as President and director of FRC, Jean-Louis Vilgrain may be deemed to be the beneficial owner of the 7,181,588 shares of common stock of the Company held directly by FRC. In addition, as a result of their ownership of 20% each of the capital of Secria Europe, Stanislas and Alexandre Vilgrain each may be deemed to be the beneficial owner of these 7,181,588 shares of common stock of the Company held by FRC.

(2) Includes options to purchase the Company's Common Stock granted under Stock Option Plans that are exercisable currently or within 60 days after August 29, 1997 in the amounts of 117,500 shares for Mr. S. Vilgrain, 30,000 for Mr. C. Youngman, 37,500 for Mr. M. McCloud, 15,312 for Ms. L. Dory and 40,750 for Mr. Stouffs.

                              ELECTION OF DIRECTORS

     Seven nominees for director are to be elected to the Board of Directors for one year to serve until the annual meeting of stockholders in 1998 and until their successors are elected and qualified. Six nominees are currently serving as directors, while one nominee, Mr. Charles McGettigan is being nominated for his initial term. Mr. George Naddaff has elected not to stand for re-election.

     Unless otherwise specified, proxies received will be voted for the election of the nominees set forth below. All such nominees have indicated that they are willing and able to serve as directors. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. Each director will be elected by a plurality vote of Common Stock represented, in person or by proxy, at the annual meeting. Therefore, an abstention from voting will be counted neither for nor against the election of any nominee for director.

     Mr. Jean-Louis Vilgrain, age 63, has been Chairman of the Company since September 1977 and has served as director since November 1974. In addition, Mr. Vilgrain served as Chief Executive Officer from September 1977 until October 1993. Mr. J.L. Vilgrain is Chairman and President of the JLVilgrain Group, and is President of Secria Europe, a French holding company controlling the JLVilgrain Group. The JLVilgrain Group is an international consortium of food related businesses and industries with interests ranging from production engineering to retail food establishments. He is also Chairman and President of Food Research Corporation, a holding company for Vie de France as well as African and Pacific Rim companies. Mr. J.L. Vilgrain was President from 1978 to 1989 of Grands Moulins de Paris, an international milling and food processing company incorporated in France.

     Mr. Stanislas Vilgrain, age 38, was appointed President and Chief Executive Officer in October 1993, having served as President and Chief Operating Officer since June 1991 and as a director since 1991. He served as President of the Vie de France Culinary Division from July 1987 to June 1991. Previously, he was employed by the Company as Director of Staff Operations from August 1986 through June 1987. He was Manager of the Company's San Francisco bakery from January 1986 through August 1986, after having served as Assistant Manager of the Denver bakery from July 1984 through December 1985. Prior to joining the Company, he was Assistant to the Director of Research & Development for the Bakery Division of Grands Moulins de Paris from June 1983 to July 1984, and was Regional Manager of Operations and Sales from July 1982 through May 1983 for O.F.U.P., a publication distributor in Paris, France. Mr. Stanislas Vilgrain is the son of Mr. Jean-Louis Vilgrain and brother of Mr. Alexandre Vilgrain.

     Mr. Alexandre Vilgrain, age 41, has been employed by S.O.M.D.I.A.A., an international food processing company, since 1980. He has served in the capacity of Vice General Manager since January 1987. From January 1982 to December 1986 he served as Secretary, and from April 1980 to December 1981 he was Field Manager of that company. Mr. A. Vilgrain also serves as the President of DeliFrance Asia. He was elected to the board of directors of Vie de France in 1991. Mr. Alexandre Vilgrain is the son of Mr. Jean-Louis Vilgrain, and the brother of Mr. Stanislas Vilgrain.

     Mr. Bruno Goussault, age 55, has been employed since 1991 by Centre de Recherche d'Etude pour l'Alimentation (a food industry research center) as Scientific Managing Director. From 1981 to 1990, he served as Director of Research for the Institut Superieur de l'Alimentation (Food Industry Institute), while from 1975 to 1981 he served as Assistant Laboratory Director for the Institute. Prior to working at the Institute, Mr. Goussault worked in a number of capacities within the food engineering industry. Mr. Goussault received an advanced degree in engineering from the world renown National School of Agricultural and Food Industries. He also holds several other advanced degrees, including a Doctorate of Economic Development. Mr. Goussault is considered internationally as a leading expert in the sous vide field. He became a member of the Company's board of directors in 1993.

     Mr. James V. Hackney, age 47, has been legal counsel and advisor in the arena of international banking and finance for the government and private sector. Currently Mr. Hackney is a principal with Fieldstone Private Capital Group, a global investment banking firm with headquarters in New York. From 1995 to 1996 Mr. Hackney worked as a partner with Cooper Liebowitz, Royster & Wright. From 1993 to 1995, he held the position of Counsellor to the Secretary of the United States Department of Commerce, advising the Secretary on a range of strategic policy initiatives. From 1990 to 1993, Mr. Hackney served as principal for London Manhattan Company, a boutique private international merchant banking firm. Prior to that, he has worked as an attorney for White & Case and previously for Steptoe & Johnson. Mr. Hackney holds B.A. and J.D. degrees from the University of Pennsylvania.

     Mr. Carl M. Youngman, age 55, was appointed Chief Financial Officer in February 1996 and Treasurer in October 1996. Mr. Youngman has over twenty five years of experience in executive-level positions. During this period he has been an executive in over twenty companies and an advisor to over fifty other companies. From 1993 to the present, Mr. Youngman has been the senior partner of Youngman and Charm, a professional firm which specializes in corporate renewal and corporate finance. Mr. Youngman holds a B.S. degree in Electrical Engineering from Worcester Polytechnic Institute and a Master's Degree from Harvard Business School.

     Carl M. Youngman, signed a consent decree December 4, 1995, to resolve an action brought against him by the SEC for alleged insider-trading in violation of federal securities laws. The transaction at issue occurred in 1992 and involved Youngman's purchase of shares of American Biltrite Inc., ("ABL") allegedly on the basis of material non-public information conveyed to him by a friend who was ABL's Chief Operating Officer. By signing the decree, Youngman consented to an Order issued by the United States District Court for the District of Massachusetts, enjoining him from future violation of Section 10(b) of the Securities Exchange Act of 1934 (15 U.S.C. ss.78j(b)) and rule 10b-5 thereunder (17 C.F.R. ss.240.10b-5), as well as requiring him to pay approximately $9,000 to the SEC representing the profits from the transaction plus interest, and a penalty.

     Mr. Charles McGettigan, age 52, was a co-founder and is a general partner of Proactive Investment Managers, L.P. which is the general partner of Proactive Partners, L.P., a San Francisco-based merchant banking fund. Mr. McGettigan is a graduate of Georgetown University and has been an investment banker since receiving his MBA in Finance from the Wharton School at the University of Pennsylvania in 1969. From 1970 to 1978 Mr. McGettigan was with Blyth Eastman Dillon's corporate finance department in New York and then in San Francisco from 1978 to 1980. In 1975, he was made a partner at Blyth and a Senior Vice President in 1978 . He was a Senior Vice President of Dillon, Read & Co., running its corporate finance activities in San Francisco from 1980 through
1982. In January 1983, Mr. McGettigan was a founding partner of Woodman, Kirkpatrick & Gilbreath, which was sold to Hambrecht & Quist in September 1984. Mr McGettigan was a co-founder, in Novermber 1988, and continues to be a managing director of McGettigan, Wick & Co., Inc., an investment banking firm. Mr McGettigan currently serves on the Boards of Directors of Digital Dictation, Inc., I-Flow Corporation, Modtech Inc., Onsite Energy Corporation, PMR Corporation, Phoenix Network Inc., Sonex Research, Inc. Tanknology-NDE Corp., and Wray-Tech Instruments, Inc.

     The Company's Board adopted a Nominating Committee at the June 29 Board Meeting consisting of Mr. Charles McGettigan and Mr. Carl Youngman. Active committees of the Board include the Audit Committee, the Stock Option Committee and the Technology Committee.

     During FY 97 the Audit Committee consisted of Mr. James Hackney. Mr. Carl Youngman was a permanent invitee to all Committee meetings. The Audit Committee's functions include making recommendations to the Company regarding the selection of independent accountants, conferring with the independent accountants and reviewing the scope and fees of the prospective annual audit and the results of their work, reviewing the financial statements and reviewing the adequacy of the internal auditing, accounting, and financial controls and procedures. The committee held one meeting during the fiscal year.

     The Stock Option Committee was established pursuant to the adoption of the 1992 Stock Option Plan, and was made up of Mr. Youngman and Mr. Hackney. The Stock Option Committee's function is to grant options to eligible employees, and to administer, the 1992 Stock Option Plan. The committee did not hold any meetings during the fiscal year. Mr. Charles McGettigan is being nominated as a member of the Stock Option Committee for FY 98.

     The Technology Committee is made up of Mr. Goussault and Mr. Stanislas Vilgrain. The Technology Committee's function is to oversee the implementation, application, efficiency and quality standards of sous vide technology to the Company's production facilities. This committee meets through on-site inspection and performs written recommendations to Company management on an as-needed basis. Both committee members were present at all meetings of the committee during the fiscal year.

     During fiscal year 1997, there were three regular meetings of the Board of Directors. Each Board member attended the meeting during his respective directorship, with the exception that Mr. A. Vilgrain and Mr. G. Naddaff were unable to attend two meetings.

Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934 requires Vie de France Corporation's officers, directors and persons who own more that ten percent of a registered class of Vie de France Corporation Common Stock to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission and to furnish copies of all Section 16(a) forms to Vie de France Corporation.

     Based solely on the Company's review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5's were required for those persons, the Company believes that during the last fiscal year all required filings were timely made as required by Section 16.

     EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table provides information concerning compensation paid by the Company to each of the named executive officers of the Company for each of the Company's last three fiscal years.

                           Summary Compensation Table
----------------------------------------------------------------------------------------------------------------------

                                                          Annual Compensation                Long term
                                                                                               Stock     All Other
                                                                                               Option   Compen-sation
                                                                                               Awards     ($)(2)
                                                                                                (#)
                                                 --------------------------------------
                                                                              Other
                                                 Salary ($)    Bonus ($)      annual
                                                                           compensation
                                                                               ($)
----------------------------------------------------------------------------------------------------------------------
Stanislas Vilgrain (1)
 President and Chief Executive Officer    1997       181,100           --        16,000       200,000        3,374
 President and Chief Executive Officer    1996       117,000       25,000         6,000         8,000        3,254
 President and Chief Executive Officer    1995       110,000        7,000         6,000         8,000        4,956
----------------------------------------------------------------------------------------------------------------------
Carl Youngman
Chief Financial Officer                   1997        59,200           --            --       120,000           --


----------------------------------------------------------------------------------------------------------------------
Michael McCloud
Executive Vice President                  1997       123,000           --         5,300       150,000           --


----------------------------------------------------------------------------------------------------------------------
Leara Dory
Secretary                                 1997        77,000        7,500         1,000        50,000          276
                                          1996        54,500          600            --         3,750           --
----------------------------------------------------------------------------------------------------------------------
Gerard Bertholon
 Vice President - Culinary Services       1997       110,900        1,600         1,250            --         2062
                                          1996        92,000        6,500                      27,500         1830
                                          1995        83,000       12,000                      27,500         1843
----------------------------------------------------------------------------------------------------------------------
Arthur J. Stouffs
 Vice President - Culinary Sales          1997       100,000        1,000         4,358                      1,912
                                          1996       100,000         None         4,358            --        2,981
                                          1995       150,000         None         4,358         5,000        3,890
----------------------------------------------------------------------------------------------------------------------

(1) Mr. Stanislas Vilgrain could be deemed to own a majority of the stock of the Company. See "VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF", Note 1.

(2) All other compensation consists of: (a) $3,374, $276, $2062 and $1912 for 401(k) and supplemental retirement plan matching funds for Mr. S. Vilgrain, Ms.
L. Dory, Mr. G. Bertholon and Mr. Stouffs, respectively.

Stock Options

     The following table sets forth certain information regarding stock options granted to the executive officers named in the Summary Compensation Table during the Company's 1997 fiscal year. Certain stock options granted in FY 97 were revalued to the lower of the market price of $1.38 on June 26, 1997, or the value of the original issue on the date of grant.

                                        Option Grants in Fiscal Year 1997
---------------------------------------------------------------------------------------------------------------
                                         Current Year Individual Grants                Potential realizable
                                                                                     value at assumed annual
                                                                                       rates of stock price
                                                                                     appreciation for option
                                                                                             term (2)
---------------------------------------------------------------------------------

         Name               Options        Percent of     Exercise     Expiration
                             Granted     total options     or base        Date
                             (#) (1)       granted to       price
                                          employees in     ($/Sh)
                                          fiscal year
                                                                                    ---------------------------
                                                                                       5% ($)       10% ($)
---------------------------------------------------------------------------------------------------------------
Stanislas Vilgrain (3)          200,000          21.02%        1.375      11/07/06       172,946       438,279

Carl Youngman (4)               120,000          15.77%        1.375      11/07/06       103,768       262,968

Michael McCloud (4)             150,000          12.61%        1.375      11/07/06       129,710       328,709

Leara Dory (4)                   10,000           1.05%        1.375      03/25/07         8,647        21,914

                                 40,000           4.20%        1.375      06/26/07        34,589        87,656

Gerard Bertholon                      0

Arthur J. Stouffs                     0

---------------------------------------------------------------------------------------------------------------

(1) Under the 1992 Plan, each option granted under the Plan may be exercised during the period of the employee's continuous employment by the Company, or within three months thereafter, or within one year after the employee's death or total and permanent disability, if the death or total and permanent disability occurs while employed or if the death occurs during the three months after termination; provided that no option is exercisable after its expiration date. All options granted in fiscal year 1997 expire within ten years from the date of grant. All unvested options of an optionee become fully vested and exercisable upon the death or total and permanent disability of an optionee and all unvested options of all optionees become fully vested and exercisable upon a change of control of the Company. Change of control is defined as an event, the result of which would be that more than 50% of the voting stock of the Company would be owned by persons or entities other than Food Research Corporation or any persons controlling or controlled by Food Research Corporation.

(2) The potential realizable value uses the hypothetical rates imposed by the Securities and Exchange Commission and is not intended to forecast future appreciation, if any, of the Company's stock price. Note that the value indicated is a net amount, since the aggregate exercise price has been deducted from the final appreciated value.

(3) The options were granted pursuant to the 1992 Stock Option Plan. Grants become fully exercisable three years from the date of grant.

(4) The options were granted pursuant to the 1992 Stock Option Plan. Grants become exercisable to the extent of 25% of the total on the day of grant, and 25% of the total on each of the first three anniversaries of the date of grant.

     The following table sets forth certain information regarding stock options exercised by the executive officers named in the Summary Compensation Table during the Company's 1997 fiscal year and the year-end values of unexercised options held by such executive officers.

                 Aggregated Option Exercises in 1997 Fiscal Year
                        and Fiscal Year-End Option Values
-------------------------------------------------------------------------------------------------------------------
            Name                  Shares       Value realized    Number of unexercised     Value of unexercised
                               acquired on          ($)            options at FY-End      in-the-money options at
                                 exercise                            Exercisable\                 FY-End
                                                                     Unexercisable             exercisable\
                                                                                               unexercisable
-------------------------------------------------------------------------------------------------------------------
Stanislas Vilgrain                      None              None       113,500  \ 206,000          $0 \ $0

Carl Youngman                           None              None        30,000  \  90,000          $0 \ $0

Michael McCloud                         None              None           37500 \ 112500          $0 \ $0

Leara Dory                              None              None        15,312  \  38,438          $0 \ $0

Gerard Bertholon                        None              None        57,625  \  14,375          $0 \ $0

Arthur J. Stouffs                       None              None          38,250  \  3750          $0 \ $0
-------------------------------------------------------------------------------------------------------------------

Compensation of Directors

     Each Director, except for the Chairman and the President receives $7,000 per year for serving on the Board of Directors and attending meetings. For fiscal 1997, the Chairman of the Board received a total of $1,000 for serving in that capacity. Members of the Committees receive $1,000 each for service on each committee. No fees are paid to members of the Technology Committee, except as set forth below. The Company also reimburses directors for their costs incurred in attending meetings of the Board of Directors.

     Mr. Goussault, who serves on the Technology Committee, provides engineering consulting services to the Company through his own company, at his normal billing rates. As a member of the Technology Committee, Mr. Goussault is paid an annual fee of $15,000, less the amount of any engineering consulting fees paid to him during the fiscal year.

               BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

     In fiscal year 1997 the full Board approved the Company's compensation policy.

Executive Compensation Objectives and Policies

     The Board of Directors evaluates and sets the base salary for the CEO. The CEO evaluates and sets the base salaries for all other executive officers. In addition, the Board evaluates and sets the parameters for the Executive Incentive Compensation Plan ("EICP"). The Stock Option Committee of the Board of Directors administers the Company's 1992 Stock Option Plan.

     The major objective of the Company's compensation program is to align compensation with business results. The Company's program is designed to (1) attract, retain, and reward senior management who are able to meet and exceed business objectives, (2) tie a meaningful portion of compensation to the achievement of improved earnings growth and other business objectives, and (3) provide stock-based long term incentives to executives that directly link their compensation to stock appreciation. To this end, the components of the compensation program include base salary, results-based cash incentives, and long-term equity-based rewards.

     Base Salary

     The Directors set the base salary for the CEO based upon the historical salary levels for the past five years, along with Company performance and prevailing food service industry conditions. The CEO sets base salary for each other executive officer based on the relative level of responsibility of the respective position within the organization, and the base salaries paid to executives holding similar positions within the same industry.

     Incentive Compensation

     The EICP provides the opportunity for eligible executives to earn a specified percentage of division and/or Company operating income, or achievement of pre-determined objectives. The Board establishes the percentages and goals for the CEO, and the CEO establishes the percentages and the goals for each other eligible participant based on the responsibility of each participant's position. The percentage so established for each executive officer is then applied to revenues, profits, and achievement of targeted profit levels, or a combination thereof, as deemed appropriate by the Board or the CEO, as the case may be. No profit related incentive compensation is paid to these executives should the results of the division be unprofitable.

     Stock Option Program

     The 1992 Stock Option Plan was established to provide additional incentive and reward to those executives who deliver the results that maximize stockholder value. Stock Options valued at fair market value as of the date of grant provide potential reward based on the Company's future stock performance. Additionally, the option program for executives utilizes vesting periods to encourage key executives to continue in the employ of the Company. One of the factors considered by the Stock Option Committee in granting options is the relative level of responsibility of the executive officer's position within the Company.

Compensation of the Chief Executive Officer

     The compensation level for Mr. Stanislas Vilgrain, CEO is a combination of salary, incentive compensation, and stock options. The Compensation Committee reviews the salary level of the CEO on an annual basis and makes a recommendation to the Board, after consideration of company performance relative to its business plan, individual performance of the CEO, the expected objectives for the coming year, and other factors that the Board may, in its discretion, deem relevant at that time.

     In recognition of the responsibilities of the CEO, including that of attaining the goal of Company profitability, the Board established Mr. S. Vilgrain's incentive compensation program to include 3.5% consolidated after tax profit if above budget, and other discretionary compensation as the Board deems appropriate.

     In preparation for making any decision regarding the grant of stock options, the Stock Option Committee evaluates Mr. S. Vilgrain's past achievements and his critical leadership role in the Company's future success. In addition, the Stock Option Committee is mindful of the goals described above and its intent to use the Stock Option Plan as a means to align the financial interest of the CEO with those of the Company's stockholders.

                                       Jean-Louis Vilgrain
                                       Stanislas Vilgrain
                                       Alexandre Vilgrain
                                       Bruno Goussault
                                       James Hackney
                                       George Naddaff
                                       Carl Youngman
                      The Board of Directors of the Company

                        FIVE-YEAR PERFORMANCE COMPARISON

     The following graph shows the changes over the past five-year period in the value of $100 invested in Common Stock of the Company, the NASDAQ Stock Market-US Index and the Dow Jones Food Index.

[THE FOLLOWING TABLE WAS REPRESENTED AS A LINE GRAPH IN THE PRINTED MATERIAL]


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
      AMONG VIE de FRANCE CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
                          AND THE DOW JONES FOOD INDEX

                                       6/92   6/93   6/94   6/95  6/96   6/97


VIE FRANCE CORPORATION                  100    165    188    153   106     62

NASDAQ STOCK MARKET (U.S.)              100    126    127    169   218    265

DOW JONES FOOD                          100    101    101    128   151    200

*    $100 INVESTED ON 6/30/92 IN STOCK OR INDEX -
     INCLUDING REINVESTMENT OF DIVIDENDS
     FISCAL YEAR ENDING JUNE 30.

                              CERTAIN TRANSACTIONS

     The Company currently is owed $4,408,000 of principal in the form of Notes Receivable from Food Research Corporation, the majority stockholder of the Company. Interest is assessed to FRC at rates which the Company believes to approximate prevailing market rates. The notes are collateralized by Food Research Corporation's shares of the Company's stock and assets of Food Research Corporation.

     The Company receives consulting services under an agreement with Food Investors Corporation ("FIC"), which is majority owned by the Secria Europe, S.A. FRC, the majority stockholder of the Company, is also majority owned by Secria Europe. Pursuant to the consulting agreement, FIC provides services related to management, planning, strategy development and pursuing world-wide interests of the Company. This agreement is renewable by the Company annually. The amount paid by the Company to FIC in fiscal year 1997 was $144,000.

             PROPOSAL TO AMEND THE COMPANY'S 1992 STOCK OPTION PLAN

     The Board of Directors held a meeting declaring and advising the amendment of the Company's 1992 Stock Option Plan ("the Plan") to increase to 1,753,000 the number of shares which may be issued pursuant to the Plan, and directed that amendment to the Plan be submitted to the shareholders for their approval at the next annual Shareholders meeting. Because options have been granted for substantially all of the 1,300,000 shares initially reserved for issuance under the Plan, the Board believes that the Plan should be amended to permit additional options to be granted.

     The 1992 Stock Option Plan was established to provide additional incentive and reward to those executives who deliver the results that maximize stockholder value. Stock Options valued at fair market value as of the date of grant provide potential reward based on the Company's future stock performance. Additionally, the option program for executives utilizes vesting periods to encourage key executives to continue in the employ of the Company. One of the factors considered by the Stock Option Committee in granting options is the relative level of responsibility of the executive officer's position within the Company. The Board believes that these additional shares are neede to attain and attract key employees.

     The Plan is administered by the Stock Option Committee. The Stock Option Committee determines which eligible employees will be granted options and the amount of options granted. Under the Plan, grants become exercisable to the extent of 25% of the total on the day of grant, and 25% for each of the first three anniversaries from the date of grant. Each option granted under the Plan may be exercised during the period of the employee's continuous employment by the Company, or within three months thereafter, or within one year after the employee's death or total and permanent disability, if the death or total and permanent disability occurs while employed or if the death occurs during the three months after termination; provided that no option is exercisable after its expiration date. All options granted under the plan expire within ten years from the date of grant. All unvested options of an optionee become fully vested and exercisable upon the death or total and permanent disability of an optionee and all unvested option of all optionees become fully vested and exercisable upon a change of control of the Company. Change of control is defined as an event, the result of which would be that more than 50% of the voting stock of the Company would be owned by persons or entities other than Food Research Corporation or any persons controlling or controlled by Food Research Corporation.

     The proposed amendment to the Plan requires the approval by majority of the votes cast at the annual meeting. The Board recommends a vote FOR adoption of the amendment of the Vie de France Corporation 1992 Stock Option Plan.

                   PROPOSAL TO CHANGE THE NAME OF THE COMPANY

     The Board of Directors has considered the advisability of changing the name of the Company to reflect the Company's current strategic focus and its intent to expand its commercial operations by offering the foodservice market a business as well as a meal solution. The proposed new name is Cuisine Solutions, Inc. The Board believes that the new name will help establish the Company's new identity as the banquet meal provider of choice

     Based upon its review, the Board of Directors adopted a resolution declaring the advisability of changing the name of the Company to Cuisine Solutions, Inc., and recommending that the stockholders approve an amendment to the Company's certificate of incorporation so changing the Company's name. The Board of Directors further directed that the proposal to change the name of the Company be submitted for approval to the stockholders of the Company at the Annual Meeting of Stockholders.

     A majority of the outstanding shares of Common Stock of the Company currently held by the stockholders of the Company must be voted in favor of the proposal to approve the name change and authorize the amendment of the Company's certificate of incorporation changing the Company's name. The Board recommends a vote FOR adoption of the amendment to the Company's certificate of incorporation changing the Company's name to Cuisine Solutions, Inc.


                             INDEPENDENT ACCOUNTANTS

     KPMG Peat Marwick LLP, of Washington, DC was selected by the Board of Directors as independent accountants to examine the financial statements of the Company for the fiscal year ended June 28, 1997. KPMG Peat Marwick LLP was first engaged in May 1996. It is anticipated that representatives of KPMG Peat Marwick LLP will be present at the meeting, and will be given an opportunity to respond to appropriate stockholder questions and to make a statement, if they so desire.

                  STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the next annual meeting in order to be included in the 1998 proxy statement must be received by the Corporate Secretary, Vie de France Corporation, 85 South Bragg Street, Alexandria VA 22312, no later than June 10, 1998.


By Order of the Board of Directors



Jean-Louis Vilgrain
Chairman of the Board

PROXY

                           Vie de France Corporation
                         85 S. Bragg Street, Suite 600
                              Alexandria, VA 22312

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Jean-Louis Vilgrain and Stanislas Vilgrain, and each of them, as proxies, with power of substitution and hereby authorizes them to represent and to vote, as designated below, the shares of common stock of Vie de France Corporation held of record by the undersigned on September 26, 1997 at the annual meeting of stockholders to be held on October 30, 1997 or any adjournment thereof.

     The Board of Directors recommends a vote FOR its nominees.

1.  ELECTION OF DIRECTORS:

     [_]  FOR all nominees listed (except as marked to the contrary below)

     [_]  WITHHOLD AUTHORITY to vote for all nominees listed below

Jean-Louis Vilgrain, Stanislas Vilgrain, Alexandre Vilgrain, Bruno Goussault, James V. Hackney, Carl M. Youngman and Charles McGettigan

(INSTRUCTION: To withhold authority to vote for any individual nominee mark that nominee's name in the space provided below.)

2. Approval of the amendment to the 1992 Stock Option Plan:

     [_] FOR                       [_] AGAINST                 [_] ABSTAIN

3. Approval of change of Company name to Cuisine Solutions, Inc.:

     [_] FOR                       [_] AGAINST                 [_] ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before this meeting.

         (THIS PROXY CONTINUES AND MUST BE SIGNED ON THE REVERSE SIDE.)


--------------------------------------------------------------------------------

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 & 3 LISTED ON THE REVERSE SIDE.

Please sign below exactly as name appears on the account. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATE:________, 1997


--------------------------------------
Signature

--------------------------------------
Signature if held jointly.

                     PLEASE MARK, SIGN, DATE AND RETURN THE
                         PROXY CARD PROMPTLY USING THE
                               ENCLOSED ENVELOPE.